Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-84738 on Form S-3 and in Registration Statement Nos. 333-34370, 333-47126, 333-72574, 333-72568, 333-100456, 333-109302, 333-110055, 333-120607 and 333-128858 on Form S-8 of our report dated July 18, 2007, relating to the consolidated financial statements and financial statement schedule of Palm, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) and our report dated July 18, 2007 on management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2007.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

July 18, 2007